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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VIVUS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
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VIVUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 13, 2008

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VIVUS, Inc., a Delaware corporation, (sometimes referred to herein as the Company), will be held on Friday, June 13, 2008, at 8:00 a.m., local time, at our corporate office located at 1172 Castro Street, Mountain View, CA 94040 for the following purposes:

  1.
  To elect six directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

  2.
  To ratify the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

  3.
  To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Included with the Proxy Statement is a copy of our Annual Report for the fiscal year ended December 31, 2007, which includes our audited financial statements and information about our operations, markets and products. We encourage you to read it.

        Only stockholders of record at the close of business on May 2, 2008 are entitled to notice of and to vote at the Annual Meeting.

        All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a Proxy.

                      By order of the Board of Directors

                      Leland F. Wilson
                       President and Chief Executive Officer

Mountain View, California
April 29, 2008

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

i

Security Ownership of Certain Beneficial Owners and Management	29
Section 16(a) Beneficial Ownership Reporting Compliance	30
Equity Compensation Plan Information	31
Certain Relationships and Related Transactions	32
Change of Control Agreements with Executive Officers	32
Indemnification Agreements	32
Legal Services	32
Consulting Services	32
Review, approval or ratification of transactions with related parties	33
Other Matters	34

ii

VIVUS, INC.

PROXY STATEMENT FOR THE 2008
ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

        The enclosed Proxy is solicited on behalf of the Board of Directors of VIVUS, Inc., a Delaware corporation (also referred to herein as the Company or VIVUS), for use at the Annual Meeting of Stockholders, or the Annual Meeting, to be held on Friday, June 13, 2008, at 8:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at 1172 Castro Street, Mountain View, CA 94040.

        These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2007, including financial statements, were first mailed on or about May 8, 2008 to all stockholders entitled to vote at the Annual Meeting. Our principal executive office is located at 1172 Castro Street, Mountain View, CA 94040, and our telephone number is (650) 934-5200. Our website is www.vivus.com, and we make our current and periodic reports that are filed with the Securities and Exchange Commission, or the SEC, available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Record Date and Shares Outstanding

        Stockholders of record at the close of business on May 2, 2008, or the Record Date, are entitled to notice and to vote at the Annual Meeting. At the Record Date, approximately [***] shares of our Common Stock, par value $0.001, were issued and outstanding and held of record by approximately [***] stockholders. At the Record Date, we did not have any shares of Preferred Stock outstanding. The Inspector of Election appointed for the Annual Meeting will separately tabulate the affirmative and negative votes, abstentions and broker non-votes.

Revocability of Proxies

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, or to the Inspector of Election at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

        Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders will not be entitled to cumulate their votes in the election of directors. You may vote in person at the meeting. Even if you plan to attend the meeting, we recommend that you vote in advance of the meeting. You may vote in advance of the meeting by any of the following methods:

        Vote by Mail. Sign and date each proxy and voting instruction card you receive and return it in the prepaid envelope.

        Vote by Telephone or Internet. If you are a shareholder of record (that is, if you hold your shares in your own name), you may vote by telephone (toll free) or the internet by following the instructions on your proxy and voting instruction card. If your shares are held in the name of a bank, broker or other holder of record (that is, in "street name"), and if the bank or broker offers telephone and internet voting, you will receive instructions from them that you must follow in order for your shares to be voted. If you vote by telephone or the internet, you do not need to return your proxy and voting instruction card.

        We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional solicitation material furnished to our stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners and we expect to reimburse the corresponding forwarding expenses. We may have retained the services of a third party to solicit proxies, for which we estimate that we will pay a fee not to exceed $15,000. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, in person or by telephone, facsimile, letter or electronic mail.

Quorum; Abstentions; Broker Non-Votes

        Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Election to determine whether or not a quorum is present. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

        Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" with respect to a matter will also be treated as shares entitled to vote, or the Votes Cast, with respect to such matter.

        While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal, other than the election of directors. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. If you hold Common Stock through a broker and you have not given voting instructions to the broker, the broker may be prevented from voting shares on non-routine matters, resulting in a "broker non-vote." Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares "FOR" routine matters but expressly instructing that the broker is NOT voting on non-routine matters. Broker non-votes are counted for the purpose of determining the presence or absence of a quorum, but are not counted in the tabulation of the voting results with respect to a particular proposal.

Proxies

        Whether or not you are able to attend the Annual Meeting, we urge you to submit your Proxy, which is solicited by our Board of Directors and which when properly completed will be voted as you direct. In the event no directions are specified, such proxies will be voted FOR the election of the directors (Proposal No. 1), FOR the ratification of the appointment of Odenberg, Ulllakko, Muranishi & Co. LLP as our independent registered public accounting firm (Proposal No. 2), and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting.

Stockholder Proposals for 2009 Annual Meeting

        As a stockholder you may be entitled to present proposals for action at a forthcoming stockholder meeting. Pursuant to the rules of the Securities and Exchange Commission and our bylaws, stockholder proposals that stockholders intend to present at our 2009 Annual Meeting of Stockholders and desire to have included in our proxy materials relating to such meeting must be received by us no later than March 15, 2009, which is 90 calendar days prior to the anniversary of this year's annual meeting, and no earlier than February 13, 2009, which is 120 calendar days prior to the anniversary of this year's annual meeting, and must be in compliance with applicable laws and regulations (including the regulations of the Securities and Exchange Commission under Rule 14a-8). If the date of this year's annual meeting is moved more than 30 days before or 60 days after the anniversary date of this year's annual meeting, the deadline for inclusion of a proposal in our proxy statement is instead no earlier than 120 calendar days prior to the annual meeting and no later than the later of 90 days prior to the annual meeting or 10 days following the date that the first public announcement of the date of the annual meeting is made. Proposals should be addressed to:

Corporate Secretary
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

        A stockholder's notice to our Secretary (to the address noted above) must set forth the information required by our bylaws with respect to each matter the stockholder proposes to bring before the annual meeting. A copy of the relevant bylaw provision is available upon written request to VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040, Attention: Secretary.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS

Nominees for Director

        Our bylaws currently authorize a board of seven directors. In connection with Mario M. Rosati's decision not to stand for re-election, the Board of Directors, or the Board, has pre-approved of a reduction of the number of authorized directors to six which will be effective immediately prior to the Annual Meeting. Therefore, a board of six directors is to be elected at the Annual Meeting. On the recommendation of our Nominating and Governance Committee, the Board has nominated Virgil A. Place, Leland F. Wilson, Mark B. Logan, Charles J. Casamento, Linda M. Dairiki Shortliffe and Graham Strachan for election as directors. All six nominees are currently members of the Board of Directors.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible.

        All directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board. There are no family relationships between any of our directors or executive officers.

        The nominees, and certain information about them as of April 28, 2008, are set forth below.

Name of Nominee	Age	Position Held with the Company	First Became a Director
Virgil A. Place, M.D.	83	Chief Scientific Officer and Director	1991
Leland F. Wilson	64	President, Chief Executive Officer and Director	1991
Mark B. Logan(1)(2)(3)	69	Chairman of the Board	1999
Charles J. Casamento	62	Director	2008
Linda M. Dairiki Shortliffe, M.D.(1)(2)(3)	59	Director	1999
Graham Strachan(1)(2)(3)	69	Director	2001

(1)
Member of the Audit Committee of the Board of Directors.

(2)
Member of the Compensation Committee of the Board of Directors.

(3)
Member of the Nominating and Governance Committee of the Board of Directors.

        Virgil A. Place, M.D. founded VIVUS and has served as Chief Scientific Officer and a director of VIVUS since April 1991. Dr. Place also served as Chairman of the Board from April 1991 until April 2007. Dr. Place holds a B.A. in Chemistry from Indiana University and an M.D. from The Johns Hopkins University. He is Board Certified in Internal Medicine with specialty training at the Mayo Clinic.

        Leland F. Wilson has served as President and a director of VIVUS since April 1991 and as Chief Executive Officer since November 1991. Mr. Wilson holds a B.S. and an M.S. in Reproductive Physiology from Pennsylvania State University.

        Mark B. Logan has served as a director of VIVUS since March 1999 and was elected Chairman of the Board in April 2007. From November 1994 until his retirement in May 2001, Mr. Logan served as Chairman of the Board, President and Chief Executive Officer of VISX, Inc., a medical device company. Mr. Logan also serves on the board of the University of Virginia Heart & Vascular Center, serves as a director of Public Policy Virginia, Inc. and serves as a trustee of the Southern Environmental Law Center. Mr. Logan holds a B.A. in Biology from Hiram College, was a Woodrow Wilson Fellow at New York University, and holds a P.M.D. from Harvard Business School.

        Charles J. Casamento has served as a director of the Company since April 2008. Since May 2007, Mr. Casamento has been a Principal and Executive Officer of The Sage Group, Inc., a health care advisory group specializing in business development transactions. From October 2004 to April 2007, Mr. Casamento was President and Chief Executive Officer of Osteologix, Inc., a specialty pharmaceutical company. From 1999 until August 2004, he was the Chairman, CEO and President of Questcor Pharmaceuticals, a specialty pharmaceutical company. During his career, Mr. Casamento has held a number of marketing, sales, finance, business development and executive positions with Sandoz, Hoffmann-LaRoche, Johnson & Johnson, American Hospital Supply Corporation, Genzyme, Interneuron Pharmaceuticals and RiboGene, Inc. He currently serves as a director of Cortex Pharmaceuticals, Inc., a biopharmaceutical company and SuperGen, Inc., a pharmaceutical company, and a registered pharmacist in New York and New Jersey. Mr. Casamento holds a B.S. in Pharmacy from Fordham University and an M.B.A. from Iona College.

        Linda M. Dairiki Shortliffe, M.D. has served as a director of VIVUS since June 1999. Dr. Shortliffe has served as Professor of Urology at Stanford University School of Medicine since 1993 and as Chair of the Department of Urology since 1995. She has also been Chief of Pediatric Urology of Lucile Salter Packard Children's Hospital at Stanford since 1991. She is a Fellow of the American College of Surgeons and the American Academy of Pediatrics and served as past president and ex-Trustee to the American Board of Urology. Dr. Shortliffe holds an A.B. cum laude in History and Science from Radcliffe/Harvard College and an M.D. from Stanford University.

        Graham Strachan has served as a director of VIVUS since June 2001. He currently serves as Chairman of the Board of Lorus Therapeutics Inc., a biopharmaceutical company, Chairman of the Board of Amorfix Life Sciences Ltd., an emerging theranostics company, and serves as a director of IBEX Pharmaceuticals Inc., a pharmaceutical company. Mr. Strachan currently serves as chair of the Ontario Mental Health Research Foundation. Mr. Strachan holds a B.Sc. Honours Chemistry degree from the University of Glasgow, is a Qualified Patent Agent in Canada and in the United States and completed an Advanced Management Program at the University of Western Ontario.

Vote Required

        The six nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors, whether or not such affirmative votes constitute a majority of the shares voted. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no other legal effect under Delaware law.

OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED VIRGIL A. PLACE, LELAND F. WILSON, MARK B. LOGAN, CHARLES J. CASAMENTO, LINDA M. DAIRIKI SHORTLIFFE AND GRAHAM STRACHAN AS ITS NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THESE NOMINEES AS DIRECTORS.

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

        The Board of Directors has selected Odenberg, Ullakko, Muranishi & Co. LLP to audit our financial statements for the fiscal year ending December 31, 2008. The decision of the Board of Directors to appoint Odenberg, Ullakko, Muranishi & Co. LLP, or OUM, was based on the recommendation of the Audit Committee of the Board of Directors. Before making its recommendation to the Board of Directors, the Audit Committee carefully considered OUM's qualifications as independent auditors. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established, any issues raised by the most recent quality control review of the firm and its reputation for integrity and competence in auditing. The Audit Committee's review also included matters required to be considered under the SEC's Rules on Auditor Independence, including the nature and extent of non-audit services, to ensure that they will not impair the independence of the accountants. The Audit Committee expressed its satisfaction with OUM in all of these respects.

        OUM audited our financial statements for the fiscal year ending December 31, 2007. OUM was first appointed in fiscal year 2005. Representatives of OUM are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

FEES BILLED BY ODENBERG, ULLAKKO, MURANISHI & CO. LLP DURING FISCAL 2007 and 2006

        On June 29, 2005, the Audit Committee of the Board of Directors engaged Odenberg, Ullakko, Muranishi & Co. LLP as our independent registered public accounting firm beginning with the fiscal year ending December 31, 2005. The following table presents fees for professional services rendered by OUM for the audit of our annual financial statements for fiscal years 2007 and 2006 and fees billed for audit-related services, tax services and all other services rendered by OUM for these periods:

	2007	2006
Audit Fees(1)	$438,871	$334,089
Audit Related Fees(2)	14,101	8,750
Tax Fees(3)	—	—
All Other Fees(4)	3,000	6,390

Total Fees	$455,972	$349,229

    (1)
    Audit Fees:    This category consists of fees for the audit of the Company's annual financial statements, review of the financial statements included in the Company's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with regulatory filings or engagements, and for attestation services related to Sarbanes-Oxley compliance for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

    (2)
    Audit-Related Fees:    This category consists of fees incurred for work related to OUM's audit of our employee benefit plan in 2007 and 2006.

    (3)
    Tax Fees:    There were no tax fees billed by OUM during these periods.

    (4)
    All Other Fees:    This category consists of fees incurred for work related to OUM's review of the Prospectus Supplement, filed on Form 424B5 on May 11, 2006, pursuant to a shelf Registration Statement filed on Form S-3 on December 22, 2004, the issuance of OUM's consent for the shelf Registration Statement, which allows the Company to offer and sell up to an aggregate of $80 million of Common Stock from time to time in one or more offerings, filed on Form S-3 on July 14, 2006, review of the Prospectus Supplement, filed on Form 424B5 on November 17, 2006, pursuant to the shelf Registration Statement filed on Form S-3 on July 14, 2006 and review of the Registration Statement on Form S-8 filed on April 25, 2007.

        The Audit Committee pre-approves all audit and other permitted non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. Our independent registered public accounting firm and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with a pre-approval, and the fees for the services performed as needed. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to Mr. Logan, the committee chair, when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. In 2007, all audit and non-audit services were pre-approved in accordance with the Company's policy.

Required Vote

        Stockholder ratification of the selection of OUM as our independent registered public accounting firm for fiscal year 2008 is not required by our bylaws, or other applicable legal requirement. However, as a matter of good corporate practice, the Board is seeking stockholder ratification of its appointment of our independent registered public accounting firm. In the event that the stockholders do not approve the selection of OUM, the appointment of the independent registered public accounting firm may be reconsidered by the Board. Even if the selection is ratified, the Board at its discretion and at the direction of the Audit Committee may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of VIVUS and its stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP, AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

Board Meetings

        The Board of Directors met five times and acted by unanimous consent once during fiscal 2007. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which each such director served during fiscal 2007.

        Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meetings of stockholders, directors are encouraged to attend annual meetings of stockholders. Five directors attended our 2007 Annual Meeting of Stockholders.

Board Independence

        The Board of Directors has determined that each of its current directors, including all directors standing for re-election, except for Virgil A. Place, Chief Scientific Officer, and Leland F. Wilson, the President and Chief Executive Officer, is independent within the meaning of the NASDAQ Stock Market, LLC director independence standards, as currently in effect.

Board Committees

        The Board of Directors has Audit, Compensation and Nominating and Governance Committees. Each of these committees has adopted a written charter, all three of which can be found on our website at www.vivus.com. All members of the committees are appointed by the Board of Directors, and are independent non-employee directors. The following describes each committee, its current membership, the number of meetings held during fiscal year 2007 and its function:

  Audit Committee

        The Audit Committee consists of directors Logan, Shortliffe and Strachan, none of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards and the SEC requirements, in each case as currently in effect. The Board of Directors has determined that Mr. Logan is an "audit committee financial expert" as defined in SEC rules. The Audit Committee held seven meetings during fiscal year 2007. Mr. Logan serves as Chairman of the Audit Committee.

        The Audit Committee is responsible for:

  •
  overseeing the accounting, financial reporting and audit processes;

  •
  making recommendations to the Board of Directors regarding the selection of independent auditors;

  •
  reviewing the results and scope of audit and other services provided by the independent auditors;

  •
  reviewing the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and

  •
  reviewing our internal controls over financial reporting.

        The Audit Committee works closely with management and our independent auditors. The Audit Committee also meets with our independent auditors in an executive session, without the presence of our management, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to our earnings announcements, to review the results of their work. The Audit Committee also meets with our independent auditors to approve the annual scope of the audit services to be performed.

        The Audit Committee Report is included herein on page 14.

  Nominating and Governance Committee

        The Nominating and Governance Committee consists of directors Logan, Strachan and Shortliffe, none of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards as currently in effect. The Nominating and Governance Committee held no meetings during fiscal year 2007.

        The Nominating and Governance Committee is responsible for:

  •
  considering and periodically reporting on matters related to the identification, selection and qualification of the Board of Directors and candidates nominated to the Board of Directors and its committees;

  •
  developing and recommending governance principles applicable to VIVUS; and

  •
  overseeing the evaluation of the Board of Directors and management.

        The Nominating and Governance Committee will consider properly submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. Any stockholder recommendations proposed for consideration by the Nominating and Governance Committee should include the candidate's name and qualifications for membership on the Board of Directors and should be addressed to our Chief Financial Officer at VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040. In addition, procedures for stockholder direct nomination of directors are discussed in detail in our bylaws, which can be provided to you upon written request. The Nominating and Governance Committee will consider a director candidate recommended by our stockholders in the same manner as a nominee recommended by a Board member, management or other sources.

        The Nominating and Governance Committee will utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee intends to regularly assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee plans to consider various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. In evaluating such recommendations, the Nominating and Governance Committee uses the qualifications standards discussed below and seeks to achieve a balance of knowledge, experience and skill on the Board of Directors.

        The Nominating and Governance Committee will use a variety of criteria to evaluate the qualifications and skills necessary for members of our Board of Directors. The Nominating and Governance Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board as follows:

  •
  possession of the highest professional and personal ethics and values;

  •
  broad experience at the policy-making level in business, health care, education, or government;

  •
  a commitment to enhancing stockholder value and providing insight and practical wisdom based on experience;

  •
  service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly, all director duties; and

  •
  each director must represent the interests of our stockholders.

        After completing its evaluation, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

  Compensation Committee

        The Compensation Committee currently consists of directors Logan, Shortliffe and Strachan, none of whom are employees of VIVUS and each of whom is independent within the meaning of the NASDAQ Stock Market LLC director independence standards as currently in effect. The Compensation Committee held six meetings during fiscal year 2007. No member of the Compensation Committee serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more officers serving as a member of our Board of Directors or Compensation Committee.

        The Compensation Committee is responsible for:

  •
  reviewing and approving the compensation and benefits for our officers and directors;

  •
  administering our 1994 Employee Stock Purchase Plan and 2001 Stock Option Plan;

  •
  making recommendations to the Board of Directors regarding such matters; and

  •
  performing other duties regarding compensation for employees and consultants as the Board of Directors may delegate from time to time.

        The Compensation Committee reviews and approves the salaries and incentive compensation of the Company's officers, directors and the remainder of the Company's personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company's annual performance review process. The agenda for meetings of the Compensation Committee are prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company's Chief Executive Officer and Chief Financial Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States and its collective experience with other companies. The Compensation Committee does not delegate its authority, although the Board of Directors reviews and approves cash and equity compensation for the Company's officers and directors from time to time.

        The Compensation Committee Report is included herein on page 15.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee of the Board of Directors who served on the Committee in 2007 or who presently serves on the Committee has interlocking relationships as defined by the Securities and Exchange Commission or had any relationships requiring disclosure by the Company under the Securities and Exchange Commission's rules requiring disclosure of certain relationships and related party transactions.

Stockholder Communications to Directors

        Stockholders may communicate directly with our directors by sending a letter addressed to:

Chief Financial Officer
VIVUS, Inc.
1172 Castro Street
Mountain View, CA 94040

        Our Chief Financial Officer, or CFO, will ensure that a summary of all communications received is provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a member of the Board of Directors may so specify, and the communication will be forwarded, as appropriate. Where the nature of a communication warrants, the CFO may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, management or independent advisors, as the CFO considers appropriate. The CFO may decide, in the exercise of his judgment, whether a response to any stockholder communication is necessary.

Code of Ethics

        The Board of Directors has adopted a Code of Ethics which is applicable to all of our employees, including its principal executive officer and senior financial officer. The Code of Ethics may be found on our website at www.vivus.com. VIVUS will disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics, including the name of the person to whom the waiver was granted, on our website on the Investor Relations page.

EXECUTIVE OFFICERS

        The following table and the biographical information that follows it sets forth information as of April 28, 2008 regarding our executive officers:

Name	Age	Position
Virgil A. Place, M.D.	83	Chief Scientific Officer and Director
Leland F. Wilson	64	President, Chief Executive Officer and Director
Peter Y. Tam	44	Senior Vice President, Product and Corporate Development
Wesley W. Day, Ph.D.	44	Vice President, Clinical Development
Guy P. Marsh	54	Vice President, U.S. Operations and General Manager
Timothy E. Morris	46	Vice President, Finance and Chief Financial Officer
Lee B. Perry	57	Vice President and Chief Accounting Officer
Changjin Wang, Ph.D	50	Vice President, Business Development

        The biographical information of Dr. Place and Mr. Wilson is set forth above under Proposal No. 1, "Election of Directors."

        Peter Y. Tam has served as Senior Vice President of Product and Corporate Development of VIVUS since July 2004. From November 2002 to July 2004, Mr. Tam served as Vice President of Strategic Planning and Corporate Development of VIVUS. Mr. Tam joined VIVUS in 1993 as Manager of Clinical Research and in 1999 he assumed the responsibilities of Director of Clinical and Corporate Development. Mr. Tam holds a B.S. in Chemistry from University of California Berkeley and an M.B.A. from Santa Clara University.

        Wesley W. Day, Ph.D. has served as Vice President, Clinical Development of VIVUS since November 2005. From September 2003 until October 2005, Dr. Day served as Senior Director- Safety and Risk Management at Pfizer Inc., a research-based global pharmaceutical company. From August 2001 to August 2003, he served as Pfizer's Senior Associate Director- Worldwide Regulatory Affairs. Dr. Day holds a Ph.D. in Pharmacology and Toxicology from the University of Maryland at Baltimore and a B.S. from the University of Texas Pan American. Dr. Day is an Adjunct Associate Professor for the School of Pharmacy at the University of Maryland at Baltimore where he has held an adjunct appointment since 1995. He has also been an Adjunct Assistant Professor for Temple University in Philadelphia, Pennsylvania.

        Guy P. Marsh has served as Vice President of U.S. Operations and General Manager of VIVUS since July 2000. In 2001, Mr. Marsh assumed responsibilities for U.S. Sales and Marketing of MUSE. Mr. Marsh holds a B.S. in Engineering from New Jersey Institute of Technology and an M.B.A. from Seton Hall University.

        Timothy E. Morris has served as Vice President, Finance and Chief Financial Officer of VIVUS since November 2004. From September 2001 to November 2004, Mr. Morris served as Chief Financial Officer and Senior Vice President of Finance & Administration at Questcor Pharmaceuticals Inc., or Questcor, a specialty pharmaceutical company. Mr. Morris holds a B.S. degree in Business with an emphasis in Accounting from California State University, Chico and is a certified public accountant.

        Lee B. Perry has served as Vice President and Chief Accounting Officer of VIVUS since February 2007. From March 2005 to February 2007, Mr. Perry served as Senior Director, Finance of VIVUS. From May 2002 to March 2005, Mr. Perry served as Senior Director of Finance at Questcor. From

March 1999 to May 2002, Mr. Perry served as Director of Finance at DNA Sciences, Inc., a genetics discovery company. Mr. Perry holds a B.A. in Economics from San Diego State University and is a certified public accountant.

        Changjin (CJ) Wang, Ph.D. has served as Vice President, Business Development of VIVUS since November 2006. From March 2005 to July 2006, Dr. Wang served as Vice President of Business Development of Abmaxis, Inc., a biopharmaceutical company. From April 2002 to May 2004, Dr. Wang was Vice President of Business Development at TaiGen Biotechnology Co., Ltd., a pharmaceutical company. Dr. Wang holds a Ph.D. in Pharmaceutical Sciences from the College of Pharmacy, University of Kentucky, an M.S. in Medicinal Chemistry and a B.S. in Pharmacy from the College of Pharmacy, West China University of Medical Sciences.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed "filed" with the SEC or "soliciting material" under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

        The following is the report of the Audit Committee of the Board of Directors. The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with our management. In addition, the Audit Committee has discussed with Odenberg, Ullakko, Muranishi & Co. LLP, our independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 114, The Auditor's Communication with those Charged with Governance, which supereseded the Statement on Auditing Standards 61. The Audit Committee also has received the written disclosures and the letter from Odenberg, Ullakko, Muranishi & Co. LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed the independence of Odenberg, Ullakko, Muranishi & Co. LLP with that firm.

        Based on the Audit Committee's review of the matters noted above and its discussions with our independent auditors and our management, the Audit Committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K.

                      AUDIT COMMITTEE
                      OF THE BOARD OF DIRECTORS

                      Mark B. Logan
                      Linda M. Dairiki Shortliffe, M.D.
                      Graham Strachan

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that VIVUS specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                      COMPENSATION COMMITTEE
                      OF THE BOARD OF DIRECTORS

                      Mark B. Logan
                      Linda M. Dairiki Shortliffe, M.D.
                      Graham Strachan

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

        We compensate our executive officers through a combination of base salary, cash bonus and equity compensation designed to be competitive with comparable companies. Executive officer compensation is designed to attract, retain, reward and motivate the officers and to align annual performance with the long-term interests of our stockholders.

        Our compensation programs are designed to:

  •
  provide compensation that is competitive in the market in which we compete for employees;

  •
  reward employees for performance;

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  share the risks and rewards of our business with our employees;

  •
  align the interests of our employees with the interests of our stockholders; and

  •
  compensate our employees in a manner that is efficient and affordable for VIVUS.

        In determining the compensation for our executive officers, we consider a number of factors, including information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States. We also consider the seniority level of the employee, the geographical region in which the employee resides and the employee's overall performance and contribution to VIVUS. Especially with respect to the compensation of our Chief Executive Officer and our Chief Financial Officer, we also consider the Company's performance and the anticipated difficulty of replacing the executive officer with someone of comparable experience and skill.

        For example, we considered a number of factors in setting the 2007 compensation for our Chief Executive Officer and our Chief Financial Officer, including the approval of the New Drug Application for Evamist, the licensing of our rights to Evamist for up to $180 million and the initiation of the phase 3 trial of Qnexa, our product to treat obesity. Accordingly, we increased the base salary of our Chief Executive Officer and our Chief Financial Officer's compensation by 5.1% and 5.0%, respectively, in 2007. In addition, our Chief Executive Officer and Chief Financial Officer were entitled to receive cash bonuses of up to 45% and 35% of their base salaries, respectively, if certain corporate objectives were achieved for 2007. For 2007, 80% of the original objectives as established at the beginning of the year were met; however, there were many additional accomplishments by management in 2007 that were not part of the originally envisioned corporate objectives. Given these circumstances, the Compensation Committee elected to pay the cash bonuses for 2007 at the 100% level.

Compensation Components

        Our Compensation Committee relies on experience with other companies in our industry and, with respect to the Company's executive officers, third party industry compensation surveys to determine the portion of our employees' compensation to be based on base salary, performance-based cash bonuses and performance-based equity awards. We believe that a larger portion of our executive officers' compensation should be based on performance than our lower level personnel. Consistent with our compensation philosophy, we have structured each element of our compensation program as described below.

        We design our base pay to provide the essential reward for an employee's work. Once base pay levels are determined, increases in base pay are provided to recognize an employee's specific performance achievements.

        We also utilize cash bonuses that allow us to remain competitive with other companies while providing additional compensation for an employee's outstanding results and for the achievement of corporate objectives.

        We utilize equity-based compensation, including stock options and restricted stock units, to ensure that we have the ability to retain personnel over a longer period of time, and to provide employees with a form of reward that aligns their interests with those of our stockholders. Employees whose skills and results we deem to be critical to our long-term success are eligible to receive higher levels of equity-based compensation.

        Core benefits, such as our basic health benefits, 401(k) program and life insurance, are designed to provide support to employees and their families.

        Consistent with this philosophy, we have structured each element of our compensation package as follows:

Base Salary

        We determine our executive salaries based on job responsibilities and individual experience, and we benchmark the amounts we pay against comparable competitive market compensation for similar positions within our industry as well as the geographical area in which the employee resides. Our Compensation Committee reviews the salaries of our executives annually, and our Compensation Committee grants increases in salaries based on individual performance during the prior calendar year provided that any increases are within the guidelines determined by the Compensation Committee for each position.

Cash Bonuses

        We award cash bonuses to our executive officers based on the performance of the executive officer and the achievement by the Company of corporate performance objectives established by our Board of Directors at the beginning of each fiscal year and modified to the extent necessary during a fiscal year. In 2007, these corporate objectives included sales and revenue targets, clinical development goals as well as specific business development objectives. Our Board of Directors determines the portion of the total cash bonus that relate to each corporate objective, and our Compensation Committee evaluates the extent to which the objectives were achieved at the end of each fiscal year. In 2007, the Chief Executive Officer was eligible to receive a maximum cash bonus of up to 45% of his base salary and our Chief Financial Officer was eligible to receive a maximum cash bonus of up to 35% of his base salary. Vice Presidents were eligible to receive bonuses of up to 30% - 35% of their base salaries depending on individual and Company performance. Based on the achievement of the total corporate objectives and performance for the year, the Compensation Committee awarded cash bonuses to our Chief Executive Officer and Chief Financial Officer equal to 45% and 35% of their base salary compensation, respectively.

        The cash bonus plan is discretionary, and the Compensation Committee may modify, suspend, eliminate or adjust the plan, the goals and the total or individual payouts at any time.

Equity Compensation

        We award equity compensation to our executive officers based on the performance of the executive officer and guidelines related to each employee's position in the Company. We determine our option guidelines based on information derived from our experience with other companies and, with respect to our executive officers, third party surveys of companies in our industry. We typically base awards to newly hired employees on these guidelines and we base our award decisions for continuing employees on these guidelines as well as an employee's performance for the prior fiscal year. In determining the amount of awards, we generally do not consider an employee's current equity ownership in the Company or the prior awards that are fully vested. Rather, we evaluate each employee's awards based on the factors described above and competitive factors in our industry.

        Our stock option awards typically vest over a four-year period subject to the continued service of the employee to the Company. Twenty-five percent of the shares typically vest on the first anniversary of the option award and the remainder vest on a monthly basis over the remainder of the vesting period. We believe this vesting arrangement encourages our employees to continue service to VIVUS for a longer period of time.

  Timing of Equity Awards

        Our Compensation Committee typically makes award decisions for employees at its first meeting in each fiscal year. We believe annual awards at this time allow the Compensation Committee to consider a number of factors related to the option award decisions, including corporate performance for the prior fiscal year, employee performance for the prior fiscal year and expectations for the upcoming fiscal year. With respect to newly hired employees, our practice is typically to make stock grants at the first meeting of the Compensation Committee following the employee's hire date. We do not plan or time our stock option grants in coordination with the release of material non-public information for the purpose of affecting the value of executive compensation.

  Allocation of Equity Compensation

        In 2007, we granted stock options to purchase 1,688,278 shares of our Common Stock, of which stock options to purchase a total of 1,167,100 shares were awarded to executives, representing 69% of all awards in 2007. Our Compensation Committee does not apply a formula for allocating stock options to executive officers. Instead, our Compensation Committee considers the role and responsibilities of the executive officers, competitive factors, the non-equity compensation received by the executives and the total number of options to be granted in the fiscal year.

  Type of Equity Awards

        Under our 2001 Stock Option Plan, we may issue incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent and subsidiary corporations' employees, and for the grant of nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance units and performance shares to our employees, directors and consultants and our parent and subsidiary corporations' employees and consultants. The primary form of equity compensation that we award consists of incentive and non-qualified stock options.

Retirement Savings Plan

        We maintain a retirement savings plan, or a 401(k) Plan, for the benefit of our eligible employees. Employees may elect to contribute their compensation up to the statutorily prescribed limit. We currently match employee contributions up to a maximum of four percent of an employee's salary per pay period, which in 2007 was $9,000 per employee.

Employment Agreement

        On December 19, 2007, the Compensation Committee approved an employment agreement (the "Employment Agreement") with Leland F. Wilson, the Company's President and Chief Executive Officer. The Employment Agreement replaces the original letter of employment and the Change of Control Agreement entered into between the Company and Mr. Wilson on June 14, 1991 and May 12, 2000, respectively. The Employment Agreement was entered into in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code. The terms of the Employment Agreement include:

  •
  A base salary of $515,000 per year;

  •
  Eligibility to receive an annual cash incentive payment for the achievement of performance goals established by the Board of Directors or the Compensation Committee, with an incentive target of not less than 45% of Mr. Wilson's base salary;

  •
  Eligibility to receive annual performance grants under the Company's stock option performance program, with any determinations relating to such grants to be made in the sole discretion of the Board of Directors or the Compensation Committee;

  •
  In the event that the Employment Agreement is not renewed, or if Mr. Wilson's employment with the Company is terminated without cause or if Mr. Wilson resigns for good reason (as those terms are defined in the Employment Agreement), other than as a result of a change of control (as defined in the Employment Agreement), and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 15 months of Mr. Wilson's base salary, as in effect at the time of termination; (ii) a lump sum payment equal to the pro-rated amount of Mr. Wilson's target annual incentive for the year in which termination occurs; (iii) up to 12 months of reimbursement for premiums paid for COBRA coverage and (iv) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  In the event that Mr. Wilson's employment with the Company is terminated without cause or resignation for good reason in connection with a change of control, and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 24 months of Mr. Wilson's base salary, as in effect at the time of termination; (ii) a lump sum payment equal to 200% of Mr. Wilson's target annual incentive for the year in which termination occurs; (iii) up to 24 months of reimbursement for premiums paid for COBRA coverage; (iv) outplacement services with a total value not to exceed $20,000 and (v) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  In the event that Mr. Wilson's employment with the Company is terminated voluntarily by Mr. Wilson due to his retirement, and subject to Mr. Wilson signing a release of claims in favor of the Company, the payment of (i) a lump sum payment equal to 21 months of Mr. Wilson's base salary, as in effect at the time of retirement; (ii) a lump sum payment equal to 100% of the average annual incentive received by Mr. Wilson over the three year period prior to his retirement; (iii) up to 12 months of reimbursement for premiums paid for COBRA coverage and (iv) full acceleration with respect to Mr. Wilson's outstanding unvested equity awards with an exercise period equal to the later of 12 months from termination of employment or 12 months from termination of service from the Board of Directors;

  •
  An agreement by Mr. Wilson not to solicit for employment any employee of the Company other than with the Company, not to compete with the Company and not to disparage the Company, in each case during the term of his employment with the Company or until such time as he is no longer receiving payments with respect to his base salary from the Company; and

  •
  The reimbursement by the Company of reasonable and actual legal expenses incurred by Mr. Wilson in connection with the negotiation, preparation and execution of the Employment Agreement.

Change of Control Benefits

        Our executive officers, including our Chief Financial Officer, have agreements that provide for certain benefits in the event of a change in control. In addition, our Chief Executive Officer's employment agreement outlined above also provides for certain benefits in the event of a change in control.

        On December 19, 2007, the Compensation Committee approved change of control and severance agreements (each a "Change of Control Agreement") for Timothy E. Morris, the Company's Vice President, Finance and Chief Financial Officer; Peter Y. Tam, the Company's Senior Vice President,

Product and Corporate Development; Wesley W. Day, Ph.D., the Company's Vice President, Clinical Development; Lee B. Perry, the Company's Vice President and Chief Accounting Officer; Guy P. Marsh, the Company's Vice President, U.S. Operations and General Manager; and Changjin Wang, Ph.D., the Company's Vice President, Business Development (each an "Executive"). The new agreements replace existing change of control agreements with each Executive. The Change of Control Agreements were approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        The Change of Control Agreements provide that if an Executive's employment with the Company is terminated by the Company without cause or by the Executive for good reason within 24 months after a change of control (as such term is defined in the Change of Control Agreement) of the Company, the Executive will receive, subject to signing a release of claims in favor of the Company, (i) monthly severance payments during the period from the date of the Executive's termination until the date 24 months after the effective date of the termination (for purposes of this paragraph only, the "Severance Period") equal to the monthly salary the Executive was receiving immediately prior to the change of control; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Executive's target bonus (as such term is defined in the Change of Control Agreement) for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to (i) above; (iii) an additional pro-rated portion of the Executive's target bonus; (iv) up to 24 months of reimbursement for premiums paid for COBRA coverage and (v) outplacement services with a total value not to exceed $20,000.

        The Change of Control Agreements also provide that if an Executive's employment with the Company is terminated without cause (other than within 24 months after a change of control of the Company), the Executive will receive, subject to signing a release of claims in favor of the Company, (i) monthly severance payments during the period from the date of the Executive's termination until the date that is 3 months after the effective date of termination (for purposes of this paragraph only, the "Severance Period"), equal to the monthly salary the Executive was receiving immediately prior to the termination date; (ii) monthly severance payments during the Severance Period equal to 1/12th of the Executive's target bonus for the fiscal year in which the termination occurs for each month in which severance payments are made to the Executive pursuant to (i) above; (iii) an additional pro-rated portion of the Executive's target bonus; (iv) up to 3 months of reimbursement for premiums paid for COBRA coverage and (v) outplacement services with a total value not to exceed $20,000, to be provided during the Severance Period.

        The Change of Control Agreements also provide for the automatic vesting in full of all outstanding stock options held by the Executives upon the close of a change of control.

        Because of the so-called "parachute" tax imposed by the Internal Revenue Code Section 280G, we limit the change of control benefits of our other executive officers such that no taxes will be imposed under Section 280G. For our Chief Executive Officer, we have agreed that his severance benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Chief Executive Officer on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. We believe that providing our executives with these benefits is in the interests of our stockholders because change of control benefits would reduce the potential reluctance of our executive officers to pursue certain change of control transactions due to employment uncertainty. A table showing potential payments upon termination or change of control of our named executive officers is set forth herein on page 26.

Perquisites and Other Benefits

        We annually review the perquisites that executive officers receive. We provide a long-term disability policy for our Chief Executive Officer.

Our Compensation Process

        The Compensation Committee reviews and approves the salaries and incentive compensation of the Company's executive officers, directors and the remainder of the Company's personnel, including all new hire grants to employees. In addition, the Compensation Committee approves stock option grants for all employees as part of the Company's annual performance review process. The agenda for meetings of the Compensation Committee are prepared by the Chief Executive Officer and/or Chief Financial Officer, with final approval by the Compensation Committee Chairman. The Company's Chief Executive Officer and Chief Financial Officer attend the meetings of the Compensation Committee, but neither the Chief Executive Officer nor the Chief Financial Officer participates in deliberations relating to his own compensation. In rendering its decisions, the Compensation Committee considers the recommendations of the Chief Executive Officer, with input by the Chief Financial Officer, the information regarding comparably sized companies in the biotechnology, medical devices and pharmaceutical industries in the United States and its collective experience with other companies. The Compensation Committee generally reviews the performance and compensation of the Chief Executive Officer and Chief Financial Officer annually. Our Compensation Committee also works with our Chief Executive Officer and Chief Financial Officer in evaluating the financial, accounting, tax and retention implications of our various compensation programs.

Effect of Accounting and Tax Treatment on Compensation Decisions

        We consider the anticipated accounting and tax implications to us and our executives of our compensation programs. Prior to 2006, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options due to favorable accounting and tax treatment and the expectation among employees in our industry that they would be compensated through stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Financial Accounting Standards No. FAS 123R ("FAS 123(R)"), Share-Based Payment, potentially making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of various alternatives to stock options but determined to continue to grant stock options as the primary form of equity compensation.

        Section 162(m) of the Internal Revenue Code imposes a limit on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our next four most highly compensated executive officers, unless certain specific criteria are satisfied. From time to time, we monitor whether it might be in our interests to structure our compensation programs to satisfy the requirements of Section 162(m). We seek to maintain flexibility in compensating our executives in a manner designed to promote our corporate goals and therefore our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee will continue to assess the impact of Section 162(m) on our compensation practices and determine what further action, if any, is appropriate.

Executive Time Off

        All of our full-time employees, including our executive officers, receive up to three weeks of vacation each year, based upon the length of service. Unused vacation carries over to the following year and may accumulate up to six weeks at any time. Upon termination, all employees are paid their accrued benefit that existed as of the date of such termination. Additionally, employees receive two floating holidays and eight sick days each year that expire if unused as of the date of termination or the end of the calendar year.

        The following table presents information for our fiscal year ended December 31, 2007 concerning the total compensation paid to or accrued for our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers. We refer to these executive officers as our "named executive officers" below.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus ($)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(3)	Total ($)
Leland F. Wilson President, Chief Executive Officer and Director	2007 2006	$514,515 489,491	— 11,139	$51,215 14,562	$1,215,368 472,613	$231,750 138,861	$9,931 9,731	$2,022,779 1,136,397
Timothy E. Morris Vice President, Finance and Chief Financial Officer	2007 2006	292,724 278,785	— —	— —	248,657 201,203	102,547 52,739	— 3,434	643,928 536,161
Peter Y. Tam Senior Vice President, Product and Corporate Development	2007 2006	296,899 282,712	— —	— —	239,075 194,862	104,010 53,491	9,000 8,800	648,984 539,865
Guy P. Marsh Vice President, U.S. Operations and General Manager	2007 2006	265,231 252,604	— —	— —	199,302 103,392	88,917 47,786	9,000 8,800	562,450 412,582
Wesley W. Day, Ph.D. Vice President, Clinical Development	2007 2006	262,587 251,459	— —	— —	179,565 104,862	78,291 31,687	62,891 102,195	583,334 490,206

(1)
The amounts in this column include payments in respect of accrued vacation, holidays, and sick days.

(2)
Reference is made to Note 8 "Stock Option and Purchase Plans" in our Form 10-K for the year ended December 31, 2007, filed with the SEC on March 7, 2008, which identifies assumptions made in the valuation of restricted stock units and option awards in accordance with FAS 123(R). In addition, on December 19, 2007 the Compensation Committee approved the modification of all outstanding options awarded to Mr. Wilson to extend the post-termination exercise period and to accelerate the vesting of any unvested options upon retirement. The estimated fair value, computed in accordance with FAS 123(R), of these option modifications was $844,296 and is included in the value of Mr. Wilson's option awards in the table above. The Company's stock-based compensation expense recognized under FAS 123(R) reflects an estimated forfeiture rate of 5.88% in 2007. The values recognized in the "Restricted Stock Awards" and "Option Awards" columns above do not reflect such expected forfeitures.

(3)
Includes (i) contributions made by the Company under its 401(k) Plan in the amounts of $9,000 per person on behalf of Messrs. Wilson, Tam, Marsh and Dr. Day, respectively; (ii) payments for temporary housing and relocation expenses totaling $53,891 to Dr. Day; and (iii) a premium for long term disability insurance in the amount of $931 on behalf of Mr. Wilson.

Grants of plan-based awards in last fiscal year

        The following table provides information with regard to each grant of an award made to a named executive officer under any plan during the fiscal year ended December 31, 2007.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Grant Date Fair Value of Stock and Option Awards
					Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards(3)
Name
	Grant Date	Threshold	Target	Maximum
Leland F. Wilson	1/29/2007	$115,875	$173,813	$231,750	500,000	$4.25	$1,399,217
Timothy E. Morris	1/29/2007	51,274	76,910	102,547	100,000	4.25	279,844
Peter Y. Tam	1/29/2007	52,005	78,008	104,010	100,000	4.25	279,844
Guy P. Marsh	1/29/2007	46,459	69,688	92,917	100,000	4.25	279,844
Wesley W. Day, Ph.D.	1/29/2007	39,421	59,131	78,841	70,000	4.25	195,891

(1)
Reflects the minimum, target and maximum values of cash bonus award to the named executive officers in 2007. The cash bonus award amounts actually paid to the named executive officers in 2007 are shown in the Summary Compensation Table for 2007 under the heading "Non-Equity Incentive Plan Compensation." Please refer to "Compensation Discussion and Analysis" above for a description of the cash bonus compensation.

(2)
The stock options granted in 2007 are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Each of these options expires 10 years from the date of grant.

(3)
Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

Outstanding equity awards at fiscal year-end

        The following table presents certain information concerning the outstanding equity awards held as of December 31, 2007 by each named executive officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options(1)					Market Value of Shares of Units that Have not Vested(5)
Number of Units of Stock that Have Not Vested(4)
Name			Option Exercise Price(2)	Option Expiration Date(3)
	Exercisable	Unexercisable
Leland F. Wilson	150,000 50,315 33,541 145,833 100,000 100,000 72,916 — 97,916 70,000 100,000	— — 36,459 104,667 — — 27,084 500,000 2,084 — —	$2.6875 2.95 3.13 3.73 3.875 4.00 4.15 4.25 4.58 4.8438 8.08	12/9/2008 4/18/2015 1/30/2016 8/23/2015 1/22/2011 1/20/2013 1/24/2015 1/29/2017 1/26/2014 1/19/2010 1/21/2012	31,250 31,250	$161,875 161,875
Timothy E. Morris	12,577 3,177 — 154,166	13,673 1,181 100,000 45,834	$3.13 4.15 4.25 5.67	1/30/2016 1/24/2015 1/29/2017 11/9/2014
Peter Y. Tam	27,500 16,770 5,000 30,000 46,666 18,750 26,250 25,520 — 29,895 34,270 8,750 17,500	— 18,230 — — 33,334 — — 9,430 100,000 5,105 730 — —	$2.6875 3.13 3.40 3.49 3.73 3.875 4.00 4.15 4.25 4.53 4.58 4.8438 8.08	12/9/2008 1/30/2016 7/16/2011 10/25/2012 8/23/2015 1/22/2011 1/20/2013 1/24/2015 1/29/2017 7/19/2014 1/26/2014 1/19/2010 1/21/2012
Guy P. Marsh	12,577 14,583 35,000 35,000 25,520 — 30,000 34,270 17,500 30,000 35,000	13,673 10,417 — — 9,430 100,000 — 730 — — —	$3.13 3.73 3.875 4.00 4.15 4.25 4.50 4.58 4.8438 6.6875 8.08	1/30/2016 8/23/2015 1/22/2011 1/20/2013 1/24/2015 1/29/2017 4/20/2009 1/26/2014 1/19/2010 7/17/2010 1/21/2012

Wesley W. Day, Ph. D.	1,629 31,250 23,750 —	1,771 28,750 36,250 100,000	$3.13 3.26 3.28 4.25	1/30/2016 11/14/2015 5/9/2016 1/29/2017

(1)
Stock options outstanding are generally exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 1/48th of the total number of option shares becoming exercisable at the end of each month thereafter, with full vesting occurring on the fourth anniversary of the date of grant.

(2)
Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant.

(3)
These options generally expire 10 years from the date of grant.

(4)
Each restricted stock unit represents a contingent right to receive one share of VIVUS, Inc. Common Stock ("the Company Common Stock"). 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $6.50 per share over a forty-five day period and 31,250 restricted stock units vest and become issuable, if at all, when the average closing price of the Company Common Stock equals or exceeds $7.50 per share over a forty-five day period. Each of these restricted stock units expires 5 years from the date of grant.

(5)
Computed by multiplying the closing market price of the Company's stock at December 31, 2007 by the number of restricted stock units.

Option exercises in last fiscal year

        The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during the fiscal year ended December 31, 2007 and the aggregate dollar amount realized by the named executive officer upon exercise of the option.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Leland F. Wilson	100,000	$165,088
Timothy E. Morris	—	—
Peter Y. Tam	—	—
Guy P. Marsh	—	—
Wesley W. Day, Ph.D.	—	—

(1)
The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Common Stock underlying that option on the date of exercise, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of exercise, and the aggregate exercise price of the option.

Potential Payments Upon Termination or Change of Control for each Named Executive Officer

Executive benefits and payments upon termination:	Involuntary termination not for cause not following a change of control	Involuntary termination not for cause following a change of control	Death or Disability	Retirement
Leland F. Wilson(1) Base salary Bonus Medical continuation Outplacement services Value of accelerated stock options(2)	$643,750 — 15,000 — 719,930	$1,030,000 463,500 30,000 20,000 719,930	— — 15,000 — 719,930	901,250 150,157 15,000 — 719,930
Timothy E. Morris Base salary Bonus Medical continuation Outplacement services Value of accelerated stock options(2)	73,248 25,637 3,750 20,000 —	585,986 205,094 30,000 20,000 122,246	— — — — —	— — — — —
Peter Y. Tam Base salary Bonus Medical continuation Outplacement services Value of accelerated stock options(2)	74,293 26,003 3,750 20,000 —	594,342 208,020 30,000 20,000 192,226	— — — — —	— — — — —
Guy P. Marsh Base salary Bonus Medical continuation Outplacement services Value of accelerated stock options(2)	66,369 23,229 3,750 20,000 —	530,954 185,834 30,000 20,000 146,337	— — — — —	— — — — —
Wesley W. Day, Ph.D. Base salary Bonus Medical continuation Outplacement services Value of accelerated stock options(2)	65,701 19,710 3,750 20,000 —	525,608 157,682 30,000 20,000 192,806	— — — — —	— — — — —

(1)
Leland F. Wilson has an employment agreement. Please see "Compensation Discussion and Analysis—Employment Agreement" for details.

(2)
Represents the aggregate value of the acceleration of vesting of the executive's unvested stock options based on the spread between the closing price of our Common Stock on December 31, 2007 (the last business day of the year) of $5.18 and the exercise price of the stock options. Aggregate intrinsic value represents only the value for those options in which the exercise price of the option is less than the market value of our stock on December 31, 2007.

Compensation of Directors

        The following table sets forth the compensation paid by us during the fiscal year ended December 31, 2007 to our non-executive officer directors:

Name	Year	Fees Earned or paid in Cash(3)	Option Awards(4)	All Other Compensation (5)	Total
Virgil A. Place, M.D.(1)	2007	$—	$—	$183,295	$183,295
Mark B. Logan*(2)	2007	90,000	125,129	—	215,129
Mario M. Rosati	2007	65,000	124,925	—	189,925
Linda M. Dairiki Shortliffe, M.D.	2007	65,000	132,814	—	197,814
Graham Strachan	2007	65,000	125,848	—	190,848

*
Chair of Audit Committee and Lead Director

(1)
Dr. Place is an executive officer (though not a named executive officer), who does not receive any additional compensation for services provided as a director.

(2)
Includes cash compensation associated with chairing the Audit Committee and leading the Board of Directors.

(3)
In fiscal 2007, non-employee directors received $65,000 per annum, paid in equal quarterly installments. The Chairman of the Audit Committee and Lead Director received an additional $15,000 and $10,000, respectively, for the performance of these duties on an annual basis.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), and thus includes amounts from awards granted in and prior to 2007. See Note 8 to the consolidated financial statements in the Company's Annual Report for the year ended December 31, 2007 regarding the assumptions underlying valuation of equity awards. In 2007, each non-employee director received an option grant on January 27, 2007 to purchase 30,000 shares of Common Stock and an option grant on June 11, 2007 to purchase 8,000 shares of Common Stock. Each of these option grants is fully exercisable ratably over eight months. The full grant date fair value of the awards granted to each director in 2007, computed in accordance with FAS 123(R) is $97,958. In addition, on December 19, 2007 the Compensation Committee approved the modification of all outstanding options awarded to the non-employee members of the Board of Directors to extend the post-termination exercise period and to accelerate the vesting of any unvested options upon termination from the Board of Directors. The estimated fair value, computed in accordance with FAS 123(R), for these option modifications in 2007 for each director was as follows: Mark B. Logan: $27,171; Mario M. Rosati: $26,967; Linda M. Dairiki Shortliffe, M.D.: $34,856; and Graham Strachan: $27,890. These amounts are included in the value of each director's option awards in the table above. At fiscal year end, the aggregate number of option awards outstanding for each director was as follows: Mark B. Logan: 138,000; Mario M. Rosati: 138,000; Linda M. Dairiki Shortliffe, M.D.: 138,000; and Graham Strachan: 122,000.

(5)
In 2007, Dr. Place was paid $138,702 in salary, earned $5,000 in non-equity incentive plan compensation (which was paid in 2008) and received $3,100 in contributions made by the Company under its 401(k) Plan. In 2007, Dr. Place received an option grant to purchase 20,000 shares. The dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R), which includes amounts from awards granted in and prior to 2007, was $36,493 for Dr. Place. The full grant date fair value of the option grant to purchase 20,000 shares awarded to Dr. Place in 2007, computed in accordance with FAS 123(R), is $55,607.

        For the fiscal year ended December 31, 2007, our non-employee directors, or Outside Directors, received $65,000 per annum, paid in equal quarterly installments, as well as reimbursement for expenses incurred in connection with attending board and committee meetings. The non-employee director serving as Chairman of the Audit Committee and Lead Director received an additional $15,000 and $10,000, respectively, for the performance of these duties in fiscal 2007.

        Under our 2001 Stock Option Plan, or the 2001 Plan, each Outside Director is automatically granted a non-qualified option to purchase 32,000 shares of Common Stock upon the date on which such person first becomes a director with an exercise price equal to the fair market value of our Common Stock as of the date of grant, also called the Initial Option. Thereafter, each Outside Director is automatically granted a non-qualified option to purchase 8,000 shares under the 2001 Plan on the date of each annual meeting of stockholders, or the Subsequent Option, provided such director is re-elected and provided he or she has served as a director for at least six months as of such date. Initial Options granted under the 2001 Plan vest as to one-fourth (1/4th) of the shares on each anniversary date of grant over a period of four years so long as the optionee remains a director of VIVUS. Subsequent Options begin to vest at the rate of 12.5% per month following the date of grant so long as the optionee remains a director of VIVUS.

        Outside Directors are also eligible to receive additional stock option grants. In January 2007, the Board of Directors granted to each of the Outside Directors a non-qualified stock option to purchase an additional 30,000 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the date of grant as reported on the NASDAQ Global Market. The foregoing grants vest at a rate of 12.5% per month on the first day of each month following the date of grant.

        Options granted under the 2001 Plan to Outside Directors have a term of ten years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the 2001 Plan. Such options are transferable by the optionee only in certain limited circumstances and each option is exercisable during the lifetime of the director only by such director or a permitted transferee. The 2001 Plan is designed to work automatically, without administration, with respect to the granting of options to Outside Directors; however, to the extent administration is necessary, the 2001 Plan has been structured so that options granted to Outside Directors who administer our other employee benefit plans shall qualify as transactions exempt from Section 16(b) of the Securities and Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us with respect to beneficial ownership of our Common Stock as of April 1, 2008 by (i) each person or entity who is known by us to own beneficially more than 5% of our Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Five Percent Stockholders, Directors and Executive Officers	Beneficially Owned Stock(1) Number of Shares	Percent
Chilton Investment Co LLC(2)	4,636,007	7.9%
Entities affiliated with Barclays Global Investors, NA(3)	3,389,118	5.8%
Aisling Capital II, LP(4)	3,269,329	5.5%
Royce & Associates LLC(5)	3,101,800	5.3%
Virgil A. Place, M.D.(6)	645,069	1.1%
Leland F. Wilson(7)	1,480,675	2.5%
Peter Y. Tam(8)	401,136	*
Guy P. Marsh(9)	315,502	*
Timothy E. Morris(10)	218,941	*
Wesley W. Day, Ph.D.(11)	100,528	*
Mark B. Logan(12)	149,000	*
Mario M. Rosati(13)	154,892	*
Linda M. Dairiki Shortliffe, M.D.(14)	149,000	*
Graham Strachan(15)	133,000	*
All directors and executive officers as a group (12) persons(16)	3,847,947	6.5%

*
Less than 1%

(1)
Applicable percentage ownership is based on 58,911,519 shares of Common Stock as of April 1, 2008. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of April 1, 2008 are deemed outstanding. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)
According to a Schedule 13G/A filed with the SEC on February 14, 2008, Chilton Investment Co LLC is the beneficial owner of 4,636,007 shares of Common Stock. The address for Chilton Investment Co LLC is 1266 East Main Street, 7th Floor, Stamford, CT 06902.

(3)
According to a Schedule 13G filed with the SEC on February 5, 2008, of the 3,389,118 shares reported on such Schedule 13G, (i) 2,120,669 shares are held by Barclays Global Investors, NA. and (ii) 1,268,449 shares are held by Barclays Global Fund Advisors. The address for Barclays Global Investors, NA. and Barclays Global Fund Advisors is 45 Fremont Street 17th Floor, San Francisco, CA 94105.

(4)
According to a Schedule 13G/A filed with the SEC on February 14, 2008, Aisling Capital II, LP ("Aisling Capital") is the beneficial owner of 3,269,329 shares of Common Stock. Aisling Capital Partners, LP is the General Partner of Aisling Capital and therefore may be deemed to have dispositive and voting power with respect to the shares owned by Aisling Capital. Aisling Capital Partners LLC is the General Partner of Aisling Capital Partners, LP and therefore may be deemed to have dispositive and voting power with respect to the shares owned by Aisling Capital. Steven Elms, Dennis Purcell and Andrew Schiff are Managing Members of Aisling Capital Partners LLC and therefore each may be deemed to beneficially own the shares owned by Aisling Capital. Aisling Capital, Aisling Capital Partners, LP, Aisling Capital Partners LLC have sole dispositive and voting power over the 3,269,329 shares held by Aisling Capital. Steven Elms, Dennis Purcell and Andrew Schiff share dispositive and voting power over the 3,269,329 shares held by Aisling Capital. The address for Aisling Capital, Aisling Capital Partners, LP, Aisling Capital Partners LLC, Steven Elms, Dennis Purcell and Andrew Schiff is 88 Seventh Avenue, 30th Floor, New York, NY 10106.

(5)
According to a Schedule 13G/A filed with the SEC on February 1, 2008, Royce and Associates LLC is the beneficial owner of 3,101,800 shares of Common Stock. The address for Royce and Associates LLC is 1414 Avenue of the Americas, New York, NY 10019.

(6)
Includes (i) 399,999 shares held by the Virgil A. Place Trust dated February 19, 1993, Virgil A. Place, Trustee; (ii) 3,000 shares held by the Virgil A. Place Family Trust, Nicola Place, Trustee; (iii) 2,500 shares held by Virgil A. Place Family Trust FBO Virgil Aristophanes Kamehamaha AH Place Trust, Nicola Jean Place, Trustee; (iv) 800 shares held by the Place Family Trust dated June 7, 1996, Nicola J. Place, Trustee; (v) 75,728 shares held by Dr. Place's spouse, (vi) 22,800 shares held by Dr. Place as custodian for Dr. Place's son; (vii) 4,300 shares held by Dr. Place's son; (viii) 5,020 shares held by the Virgil A. Place Arboretum & Botanical Gardens, Inc.; and (ix) 130,920 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(7)
Includes (i) shares held by the Leland F. Wilson Living Trust dated July 20, 1999 of which Mr. Wilson is a trustee; and (ii) 1,091,353 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(8)
Includes 331,869 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(9)
Includes 311,801 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(10)
Includes 218,941 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(11)
Includes 86,982 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(12)
Includes 149,000 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(13)
Includes (i) 5,590 shares held by Mario M. Rosati, Trustee, Mario M. Rosati Trust U/A 1/5/90; and (ii) 149,000 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(14)
Includes 149,000 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(15)
Includes 149,000 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

(16)
Includes 2,852,070 options to purchase shares vested and exercisable within 60 days of April 1, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file certain reports of ownership with the SEC. Such officers, directors and stockholders are also required by SEC rules to provide us with copies of all Section 16(a) forms that they file. Based solely on its review of copies of such forms received by us or on written representations from certain reporting persons submitted to us during the year ended December 31, 2007, we believe that during the period from January 1, 2007 to December 31, 2007, all of our executive officers, directors and ten percent (10%) stockholders complied with all Section 16(a) requirements except for a Form 4 filed on behalf of

Mr. Wilson which was amended on March 25, 2008 to report a sale that was omitted from the original Form 4 filed on November 30, 2007, a late Form 5 filed on behalf of Mr. Wilson on March 25, 2008 to report a sale on October 22, 2007 and a Form 4 filed on behalf of Dr. Place which was amended on April 29, 2008 to report sales that were omitted from the original Form 4 filings on August 28, 2007 and September 6, 2007.

Equity Compensation Plan Information

        We currently maintain four equity-based compensation plans that have been approved by the stockholders—the 1991 Incentive Stock Option Plan, the 1994 Director Option Plan, the 1994 Employee Stock Purchase Plan, and the 2001 Stock Option Plan. The following table sets forth, for each of our equity-based compensation plans, the number of shares of our Common Stock subject to outstanding options and rights, the weighted-average exercise price of outstanding options, and the number of shares available for future award grants as of December 31, 2007:

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	5,411,001	(1)	$4.25	1,753,871	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	5,411,001		$4.25	1,753,871

(1)
Includes outstanding stock options for 836,650 shares under the 1991 Incentive Stock Option Plan, 176,000 shares under the 1994 Director Option Plan and 4,335,851 shares under the 2001 Stock Option Plan.

(2)
Includes 1,470,126 shares for the 2001 Stock Option Plan and 283,745 shares for the 1994 Employee Stock Purchase Plan. On January 1 of each year during the term of the 2001 Stock Option Plan, an annual increase is to be added on the first day of the Company's fiscal year beginning in 2003, equal to the lesser of (i) one million (1,000,000) shares, (ii) two and one-half percent (2.5%) of the outstanding shares on such date, or (iii) a lesser amount determined by the Board of Directors. The Shares may be authorized, but unissued, or reacquired Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Change of Control Agreements with Executive Officers

        Our executive officers, including our Chief Financial Officer, have agreements that provide for certain benefits in the event of a change in control. In addition, our Chief Executive Officer's employment agreement (see "Compensation and Discussion Analysis—Employment Agreement") also provides for certain benefits in the event of a change in control.

        On December 19, 2007, the Compensation Committee approved change of control and severance agreements (each a "Change of Control Agreement") for Timothy E. Morris, the Company's Vice President, Finance and Chief Financial Officer; Peter Y. Tam, the Company's Senior Vice President, Product and Corporate Development; Wesley W. Day, Ph.D., the Company's Vice President, Clinical Development; Lee B. Perry, the Company's Vice President and Chief Accounting Officer; Guy P. Marsh, the Company's Vice President, U.S. Operations and General Manager; and Changjin Wang, Ph.D., the Company's Vice President, Business Development (each an "Executive"). The new agreements replace existing change of control agreements with each Executive. The Change of Control Agreements were approved in part to ensure compliance with recently issued regulations on Deferred Compensation Separation Benefits as mandated by Section 409A of the Internal Revenue Code.

        The Change of Control Agreement recognizes that there may be periods where another company or another entity considers the possibility of acquiring VIVUS or that a change in our management may otherwise occur (collectively known as a Change of Control), with or without the approval of our Board of Directors. The Change of Control Agreement recognizes that such an event may cause a distraction to employees, which may in turn cause employees to consider alternative employment opportunities. The Board determined that it was in the best interest of VIVUS to give such employees an incentive to continue their employment during periods where the threat or occurrence of a Change of Control may exist. The Change of Control Agreements are discussed in more detail in the section under "Compensation Discussion and Analysis" on page 15 of this Proxy Statement.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

Legal Services

        During fiscal year 2007, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our Company. Mr. Rosati, a director of our Company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Rosati, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the NASDAQ Stock Market LLC and SEC rules.

Consulting Services

        During fiscal year 2007, Dr. Wesley Day's wife, Shiyin Yee, performed pre-clinical and clinical development consulting services for our Company. Dr. Day is the Vice President of Clinical Development. Ms. Yee reports directly to Leland Wilson, our President and Chief Executive Officer. We paid Ms. Yee $188,000 in fiscal year 2007 for the consulting services she rendered to our Company.

Review, approval or ratification of transactions with related parties

        We, or one of our subsidiaries, may occasionally enter into transactions with certain "related parties." Related parties include our executive officers, directors, nominees for directors, or 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions in which the related party has a direct or indirect material interest as "related party transactions." Each related party transaction must be reviewed and approved by the Audit Committee of the Board of Directors prior to the entering into of such transaction.

        The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, the following:

  •
  the extent of the related party's interest in the related party transaction;

  •
  the aggregate value of the related party transaction;

  •
  the benefit to the Company; and

  •
  whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

        The Chairman of the Audit Committee has the authority to pre-approve any related party transaction in which the aggregate amount involved is reasonably expected to be less than $25,000. Any such pre-approved related party transaction must then be ratified at the next regularly scheduled Audit Committee meeting or by unanimous written consent.

OTHER MATTERS

        We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board may recommend.

        It is important that your stock be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to execute and return the accompanying Proxy in the enclosed envelope at your earliest convenience.

                      The Board of Directors

Mountain View, California
April 29, 2008

Proxy – VIVUS, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2008 ANNUAL MEETING OF STOCKHOLDERS - JUNE 13, 2008

The undersigned stockholder of VIVUS, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008, and the 2007 Annual Report to Stockholders and hereby appoints Leland F. Wilson and Timothy E. Morris, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of VIVUS, Inc. to be held on June 13, 2008, at 8:00 a.m. local time, at VIVUS, Inc., 1172 Castro Street, Mountain View, CA 94040 and at any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled  to vote if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED, AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP AS INDEPENDENT PUBLIC AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

VIVUS, Inc.

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A  Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Virgil A. Place, M.D.	☐	☐

	For	Withhold
02 - Leland F. Wilson	☐	☐

	For	Withhold
03 - Mark B. Logan	☐	☐

	For	Withhold
04 - Charles J. Casamento	☐	☐

	For	Withhold
05 - Linda M. Dairiki Shortliffe, M.D.	☐	☐

	For	Withhold
06 - Graham Strachan	☐	☐

B  Issue

2.

The Board of Directors recommends a vote FOR the following proposal.
Ratification of the appointment of Odenberg, Ullakko, Muranishi & Co. LLP as independent public auditors of the Company for the fiscal year ending December 31, 2008.

	For ☐	Against ☐	Abstain ☐

C  Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. If held in joint tenancy, all persons must sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

The internet and telephone voting facilities will close at 1:00 a.m. Eastern Time on June 13, 2008.
Your internet or telephone vote authorizes the named proxies or trustee to vote your shares in the same manner as if you marked, signed and returned your proxy and voting instruction card.

INTERNET http://www.edocumentview.com/VVUS Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-800-652-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy and voting instruction card.
To vote by mail, mark, sign and date your proxy and voting instruction card and return it in the enclosed postage-paid envelope.

QuickLinks

TABLE OF CONTENTS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1: ELECTION OF DIRECTORS
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BOARD OF DIRECTORS MEETINGS AND COMMITTEES
EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table
Grants of plan-based awards in last fiscal year
Outstanding equity awards at fiscal year-end
Option exercises in last fiscal year
Potential Payments Upon Termination or Change of Control for each Named Executive Officer
Compensation of Directors
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS